Atrion Reports Fourth Quarter and Full Year 2011 Results

EPS Down 1% for the Quarter, but Up 24% for the Year Making 2011 the 13th Consecutive Year of Double-Digit Growth

ALLEN, TX -- (Marketwire - February 21, 2012) - Atrion Corporation (NASDAQ: ATRI) announced today that revenues were down 4% for the fourth quarter but up 8% for the full year 2011 compared to the quarter and year ended December 31, 2010. Revenues for the fourth quarter of 2011 were $25.5 million compared to $26.6 million in the same period of 2010. For the quarter ended December 31, 2011, diluted earnings per share were down 1% compared to the fourth quarter of 2010. For the full year 2011, however, Atrion's revenues increased to $117.7 million from $108.6 million in 2010. Net income per diluted share of $12.82 in 2011 was 24% higher than net income per diluted share of $10.32 in 2010, as described below.

Commenting on the Company's performance for the fourth quarter of 2011 compared to the fourth quarter of 2010, David A. Battat, President & CEO, said, "In the fourth quarter, our financial performance was essentially flat with diluted EPS declining by $0.02 to $2.65. While we experienced an 8% growth in fluid delivery and cardiovascular revenues, areas representing 72% of our overall sales, this good performance was offset by the decline in shipments of ophthalmic products due to the rescheduling of a shipment from late December to January so that a large, multinational customer with which we have a continuing long-term contract, could review its inventory levels."

Mr. Battat also spoke to the full-year results of 2011 compared to 2010 stating, "We are very pleased with the results for the year as a whole as revenues of all major product categories were up, with fluid delivery and cardiovascular increasing 15% and 9% respectively. These excellent results led to an increase in our diluted EPS of 24%." Mr. Battat added, "At year-end our finished goods inventories were up $5.2 million from December 31, 2010. This was due to the postponement of the shipment mentioned above, the need to build safety stocks to mitigate a supplier risk, and to meet contractual obligations to customers. We expect our overall inventory to decline as the year progresses as the shipment and supplier issues are resolved." Mr. Battat added, "As previously announced, last year we embarked on a major program of equipment additions to expand capacity and to continue to raise the quality levels of our products. To that end, we spent $12 million in 2011 as compared to $4 million in 2010. We expect continued high levels of capital additions in 2012, as we complete this phase of modernization. Despite the substantial increase in capital investments last year, our cash and short and long term investments increased by $13.5 million to $55.2 million as of December 31, 2011."

Mr. Battat continued, "Looking forward to 2012, we anticipate that despite the muddled economic outlook in international markets, where we generate 42% of our sales, fluid delivery and cardiovascular revenues will continue to show healthy increases. This month, however, we learned from the above mentioned ophthalmic customer that it had accumulated too large an inventory, necessitating significant reductions in 2012 shipments to it. We expect our earnings for the full year could decline by approximately 10% from 2011 levels. The bulk of this decline will be felt in the first two quarters, which will likely show declines of some 20% before tapering off. While this would mean an interruption of our 13 year history of annual growth in EPS, we wish to emphasize that we believe our business has never been as solidly anchored as it is now and we expect to return to our double-digit growth pattern in 2013."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the Company's inventory levels in 2012, a resolution of shipment and supplier issues, capital additions in 2012, fluid delivery and cardiovascular revenues in 2012, earnings for the first two quarters and the full year of 2012, an interruption of our 13 history of double-digit annual growth in EPS in 2012 and a return to the Company's double-digit growth pattern in 2013. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (unaudited)

                                                          Twelve Months
                                   Three Months Ended         Ended
                                      December 31,        December 31,
                                   ------------------  ------------------
                                     2011      2010      2011      2010
                                   --------  --------  --------  --------
  Revenues                         $ 25,519  $ 26,630  $117,704  $108,569
  Cost of goods sold                 12,815    13,748    57,697    57,655
                                   --------  --------  --------  --------
    Gross profit                     12,704    12,882    60,007    50,914
  Operating expenses                  5,073     5,127    21,839    19,937
                                   --------  --------  --------  --------
    Operating income                  7,631     7,755    38,168    30,977

  Interest income                       302       320     1,295     1,009
  Other income                            9        --        12         2
                                   --------  --------  --------  --------
  Income before income taxes          7,942     8,075    39,475    31,988
  Income tax provision               (2,554)   (2,652)  (13,437)  (11,036)
                                   --------  --------  --------  --------
    Net income                     $  5,388  $  5,423  $ 26,038  $ 20,952
                                   ========  ========  ========  ========

  Income per basic share           $   2.67  $   2.69  $  12.90  $  10.38
                                   ========  ========  ========  ========

  Weighted average basic shares
   outstanding                        2,016     2,013     2,019     2,018
                                   ========  ========  ========  ========

                                   $   2.65  $   2.67  $  12.82  $  10.32
                                   ========  ========  ========  ========
  Income per diluted share
  Weighted average diluted shares
   outstanding                        2,030     2,028     2,031     2,030
                                   ========  ========  ========  ========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                       Dec. 31,    Dec. 31,
ASSETS                                                   2011        2010
                                                     ----------- -----------
                                                     (Unaudited)
Current assets:
  Cash and cash equivalents                          $    24,590 $    10,670
  Short-term investments                                  20,279      10,715
                                                     ----------- -----------
    Total cash and short-term investments                 44,869      21,385
  Accounts receivable                                     11,223      11,521
  Inventories                                             24,582      17,400
  Prepaid expenses and other                               2,313       1,050
  Deferred income taxes                                      755         625
                                                     ----------- -----------
      Total current assets                                83,742      51,981

Long-term investments                                     10,336      20,291

Property, plant and equipment, net                        56,370      50,664
Other assets                                              11,447      11,716
                                                     ----------- -----------

                                                     $   161,895 $   134,652
                                                     =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     10,043       7,752
  Line of credit                                              --          --
  Other non-current liabilities                           13,338      10,283
  Stockholders' equity                                   138,514     116,617
                                                     ----------- -----------

                                                     $   161,895 $   134,652
                                                     =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800